Exhibit 12.1

Ross Law Group, pllc

1430 Broadway, Suite 1804

New York, NY 10018

United States

Tel: +1 212 884 9333

www.RossLawGroup.co

Gary J. Ross, Esq.	Email: Gary@RossLawGroup.co

December  5, 2022

Skybound Holdings LLC

9570 West Pico Boulevard

Los Angeles, CA 90035

Re:	Skybound Holdings LLC - Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Skybound Holdings LLC, a Delaware limited liability company (the “Company”), in connection with the Company’s offer and sale (the “Offering”) of up to 150,000 limited liability company common equity interests (the “Units”), which are the subject of the Company’s offering statement on Form 1-A (as amended, the “Offering Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinions expressed herein, we have examined the originals, or certified, conformed or reproduction copies, of all such agreements, instruments, documents and records as we have deemed relevant or necessary for purposes of such opinions, including, without limitation: (i) the Offering Statement; (ii)(A) the certificate of formation of the Company and (B) its limited liability company operating agreement (the “Operating Agreement”), each as amended to date; (iii) the form of subscription agreement included as an exhibit to the Offering Statement and relating to the Units (the “Subscription Agreement”); and (iv) resolutions adopted by the board of managers of the Company (either at meetings or by unanimous written consent) approving the Company’s filing of the Offering Statement and the Company’s offer, sale and issuance of the Units. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity (with the originals) of all documents submitted to us as copies, the genuineness of all signatures on the originals, and the legal competence of all signatories to the originals. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Units are validly issued limited liability company interests in the Company.

2. When the Units have been issued and delivered by the Company, and paid for by the purchasers of those Units (each, a “Purchaser”), in the manner described in the Offering Statement and the Subscription Agreement, no Purchaser will be obligated under the Delaware Limited Liability Company Act, as currently in effect (the “LLC Act”), to make further payments for his, her or its purchase of Units, or to make contributions to the Company, solely by reason of the Purchaser’s ownership of Units or his, her or its status as a member of the Company, except, in each case, as may otherwise be provided in the Purchaser’s Subscription Agreement or in the Operating Agreement and except for the obligation to repay any funds distributed to the Purchaser other than in accordance with the LLC Act and the Operating Agreement.

The opinions expressed herein are limited to the LLC Act, and no opinion is expressed with respect to any other laws or any effect that any such other laws may have on the opinions expressed herein.

This opinion letter has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and regularly advise recipients regarding opinion letters of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of Regulation A, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein speak only as of the date hereof, and we specifically disclaim any responsibility to update it or supplement it to reflect any changes in law or of fact after the date hereof or to advise you of subsequent developments that may affect it.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and each amendment thereto that relates to the Offering and to the reference to our firm under the caption “Legal Matters” in the offering circular constituting a part of the Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

If you have any questions about this opinion letter, please do not hesitate to contact us.

Sincerely yours,

/s/ Gary J. Ross, on behalf of Ross Law Group, PLLC
Gary J. Ross, Esq.